Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

August 22, 2014

Patrick Industries, Inc.

107 West Franklin

Elkhart, Indiana 46515

Re:	2009 Omnibus Incentive Plan, as Amended and Restated, as amended (the "Plan")

Ladies and Gentlemen:

We have acted as counsel for Patrick Industries, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 925,000 shares of the Company’s Common Stock, without par value (the “Common Stock”), which may be purchased pursuant to the Plan, together with 925,000 Preferred Share Purchase Rights which are currently attached to, and trade with, the Common Stock. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with the opinions expressed herein, we have examined and considered a copy of the resolutions duly adopted by the Board of Directors of the Company approving the Registration Statement and such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion, including the Plan. In addition, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan registered by the Form S-8 have been duly taken, and the related Common Stock, upon issuance pursuant to the terms of the Plan, and the related Preferred Share Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

Our opinions set forth above are limited to the Indiana Business Corporation Law and the federal securities laws of the United States, which in our experience are generally applicable to opinions of this type. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP